Exhibit 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
Cawley, Gillespie & Associates, Inc., hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Concho Resources Inc. for the year ended December 31, 2009. We hereby further consent to the use of information contained in our reports setting forth the estimates of Concho Resources Inc.’s oil and gas reserves as of December 31, 2009 and to the inclusion of our report dated January 25, 2010 as an exhibit to the Quarterly Report on Form 10-Q of Concho Resources Inc. for the period ended June 30, 2010.
We hereby further consent to the incorporation by reference in the Registration Statements on (i) Form S-8 (file no. 333-145791), (ii) Form S-3 (file no. 333-154737) and (iii) Form S-3 (file no. 333-161809) of such information.
CAWLEY, GILLESPIE & ASSOCIATES, INC.

J. Zane Meekins, P.E.
Senior Vice President
Fort Worth, Texas
August 6, 2010